EXHIBIT 10.9


October 15, 2002



Mr. Brian K. Service
123 Red Hill Circle
Tiburon, CA 94920

Dear Brian:

3D Systems, Inc. (the "Company") is pleased to offer you a position as Chief Executive Officer reporting directly to the Chairman of the Board of Directors, George W. Loewenbaum, starting on October 15, 2002. When executed by you in the space provided below, this letter will constitute an agreement between you and the Company.

The compensation package includes a bi-weekly base salary of $17,809. There is no specific bonus associated with this position. In addition, management will recommend that the Compensation Committee of the Board of Directors grant you a fully-vested stock option of 350,000 common shares at the fair market value on the date of hire, with an option term of five years.

As a mutually agreed condition of employment, you agree that you will waive, to the maximum extent permitted by law, any and all non-salary benefits you would normally enjoy as a 3D Systems employee, including without limitation group insurance, (including group health, dental, vision, life insurance, and long term disability insurance), a 401(k) plan, employee stock purchase plan, and flexible spending accounts. You will, however, be entitled to paid sick leave, ten paid holidays per year and two weeks vacation per year.

3D Systems maintains a strict drug-free workplace policy. Therefore, you will be required to undergo a drug screening examination at the Company's expense and this offer of employment is contingent upon a satisfactory result. Please contact the Human Resources Department to schedule an appointment.

The term of this agreement (the "Term") shall be for eleven months and shall automatically be extended thereafter until terminated pursuant to the termination provisions set forth in this paragraph. Following the initial eleven month term of this agreement, either party may provide 90 days advance written notice to the other party terminating this agreement. In addition, your employment may be terminated at any time by 3D Systems for cause, which shall be defined as conduct


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involving moral turpitude or gross or habitual neglect of your duties. Any other agreement regarding your employment or any other matter between you and 3D Systems must be in writing signed by the Chairman of the Board, and approved by the Compensation Committee of the Board of Directors.

Enclosed is a copy of our Employee Confidentiality Agreement and our Code of Employee Conduct. We request that you review and become familiar with the contents of these documents. As a condition of your employment with 3D Systems, you are required to sign the Agreement for Mandatory Arbitration, the Confidentiality Agreement, and the Code of Conduct. Please sign where indicated and initial each page, and return these signed documents with your acceptance of this offer.

If you are in agreement with the terms of this offer, please sign and return a copy of this letter to us. We are enclosing a self-addressed envelope for your convenience. Should you have any questions about this offer or otherwise, please call me at (661) 295-5600, x 2211.

Brian, it is a pleasure to make you this offer to join 3D Systems and we are looking forward to welcoming you on board.

Sincerely,
3D SYSTEMS, INC.

/S/ KEITH KOSCO

Keith Kosco
General Counsel &
Corporate Secretary

UH:tb
Enclosures

I accept the above offer on the stated terms and conditions and will start to work on

10/15/02                 /S/ BRIAN SERVICE                  10/15/02
-------------------     --------------------------------    -------------------
Start Date              Signed                              Date



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I hereby represent, warrant and agree that I am free to accept this employment offer and to perform the job duties of Chief Executive Officer. I represent, warrant and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of Chief Executive Officer at 3D Systems. I also represent, warrant and agree that I have returned all documents to my prior employers, and that I will not utilize any trade secrets or proprietary information of my prior employers in connection with my employment by 3D Systems.

/S/ BRIAN SERVICE                                  10/15/02
--------------------------------                   ---------------------------
Signed                                             Date



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